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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)



                            Esenjay Exploration, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock $.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0003591221
                               ------------------
                                 (CUSIP Number)

                                February 14, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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---------------------                                 --------------------------
 CUSIP NO. 74837R104                  13G/A               PAGE 2 OF 5 PAGES
---------------------                                 --------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           JOINT ENERGY DEVELOPMENT INVESTMENTS II LIMITED PARTNERSHIP


--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (A) [ ]
           NONE
                                                                 (B) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   DELAWARE

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                     0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      0
         EACH            -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                        0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     0
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------

                                  Page 2 of 5

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---------------------                                 --------------------------
 CUSIP NO. 74837R104                  13G/A               PAGE 3 OF 5 PAGES
---------------------                                 --------------------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           ENRON CORP.


--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (A) [ ]
           NONE
                                                                 (B) [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   Oregon

--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                                     0
      NUMBER OF          -------------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                      0
         EACH            -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                        0
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                                     0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   0
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------

                                  Page 3 of 5

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                                    ITEM 1(a)

Name of Issuer: The name of the issuer is Esenjay Exploration, Inc. ("Esenjay").

                                     ITEM 4

The undersigned beneficially own no Common Stock, par value $0.01 ("Common Stock") of Esenjay. Neither Enron Corp. nor Joint Energy Development Investments II Limited Partnership ("JEDI II") has any power to vote, direct the vote of, dispose, or direct the disposition of any shares of Common Stock.

                                     ITEM 5

Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X].


                                  Pages 4 of 5

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SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    May 1, 2000

                             JOINT ENERGY DEVELOPMENT
                             INVESTMENTS II LIMITED PARTNERSHIP

                             By:      Enron Capital Management II Limited
                                      Partnership, its general partner

                             By:      Enron Capital II Corp.,
                                      its general partner


                             By: /s/ Julia Heintz Murray
                                ------------------------------------------------
                                 Julia Heintz Murray
                                 Managing Director, General Counsel, Finance and Secretary


                             ENRON CORP.



                             By:  /s/ Angus H. Davis
                                ------------------------------------------------
                                  Angus H. Davis
                                  Vice President and Deputy Corporate Secretary



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